EXHIBIT 11.1
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                       ENGLE HOMES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)

FULLY DILUTED EARNINGS PER SHARE                                                     FOR THE YEAR ENDED OCTOBER 31,

                                                                                       1997        1996        1995
                                                                                     -------      ------      ------
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Computation for Statement of Income

Reconciliation of net income to amount used for fully diluted computation in statement of income:

         Net income per statement of income ....................................     $13,468      $8,495      $5,912

         Add - interest on 7% convertible debentures
         reflected in cost of sales, net income tax effect......................       1,114       1,071         855
                                                                                     -------      ------      ------
Net income, adjusted ...........................................................     $14,582       9,566       6,767
Reconciliation of weighted average number of shares outstanding to amount used for fully diluted computation in statement of income:

         Weighted average number of share outstanding ..........................       6,931       6,929       6,929

         Add - weighted average shares issuable from
         assumed exercise of 7% convertible debentures..........................       2,143       2,143       2,143

         Dilutive effect from common stock equivalents......... ................         172         179          60
                                                                                     -------      ------      ------
Weighted average number of common shares, as adjusted ..........................       9,246       9,251       9,132
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Fully diluted earnings per share ...............................................        1.58        1.03         .74
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         Interest incurred on the 7% convertible debenture is capitalized to inventory and amortized through cost of sales. The interest add back represents the current year amortization of capitalized interest, net of the estimated income tax effect.